Exhibit 99

News Release

STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Standex International SIGNS DEFINITIVE AGREEMENT To DIVEST REFRIGERATed SOLUTIONS GROUP

--Transaction Consistent with Long-Term Strategy and Improves Financial Profile--

SALEM, NH – March 13, 2020 – Standex International Corporation (“Standex”) (NYSE:SXI) today announced that it has entered into a definitive agreement to sell the Refrigerated Solutions Group (RSG), part of the Food Service Equipment segment, to Ten Oaks Group, a family office focused exclusively on corporate divestitures, for $11 million in cash. In fiscal 2019, RSG reported approximately $150 million in revenue and about a $1 million operating loss. Standex expects to incur approximately $27 million in non-cash charges associated with the divestiture including goodwill impairment in the fiscal third quarter of 2020. The transaction is expected to close in the calendar second quarter of 2020 and is subject to customary closing conditions.

“With today’s announced sale of RSG, we continue the simplification of our portfolio that began with the divestiture of the Cooking business in early 2019. This step enables us to focus more clearly on those of our businesses which have higher growth and margin profiles. These strategic businesses win in the marketplace by partnering with customers to solve their application needs with differentiated custom solutions,” commented President and Chief Executive Officer David Dunbar.

“As a result, we expect the remainder of our business to exhibit a stronger financial profile. Pro forma for the RSG sale, consolidated EBITDA margin for our 2019 fiscal year would have been approximately 300 basis points higher. In addition, we expect the sale to have immaterial impact on earnings per share for the remainder of our 2020 fiscal year.

“Going forward, we will continue to utilize our strong balance sheet and invest our management and financial resources to drive profitable growth in these core businesses through execution on an active pipeline of both organic and inorganic opportunities," concluded Dunbar.

RSG manufactures refrigerated cabinets and walk-ins for customers food service and retail end market. The segment’s NorLake® and Master-Bilt® brands are operated from facilities in New Albany, MS and Hudson, WI.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments: Engraving, Electronics, Engineering Technologies, Hydraulics, and Food Service Equipment with operations in the United States, Europe, Canada, Japan, Singapore, Mexico, Brazil, Turkey, South Africa, India and China. For additional information, visit the Company's website at http://standex.com/.

Forward-Looking Statements

Statements contained in this Press Release that are not based on historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as “should,” “could,” “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” “intend,” “continue,” or similar terms or variations of those terms or the negative of those terms. There are many factors that affect the Company’s business and the results of its operations and that may cause the actual results of operations in future periods to differ materially from those currently expected or anticipated. These factors include, but are not limited to: materially adverse or unanticipated legal judgments, fines, penalties or settlements; conditions in the financial and banking markets, including fluctuations in exchange rates and the inability to repatriate foreign cash; domestic and international economic conditions, including the impact, length and degree of economic downturns on the customers and markets we serve and more specifically conditions in the food service equipment, automotive, construction, aerospace, energy, oil and gas, transportation, consumer appliance and general industrial markets; lower-cost competition; the relative mix of products which impact margins and operating efficiencies in certain of our businesses; the impact of higher raw material and component costs, particularly steel, petroleum based products, refrigeration components and certain materials used in electronics parts; an inability to realize the expected cost savings from restructuring activities including effective completion of plant consolidations, cost reduction efforts including procurement savings and productivity enhancements, capital management improvements, strategic capital expenditures, and the implementation of lean enterprise manufacturing techniques; the potential for losses associated with the exit from or divestiture of businesses that are no longer strategic or no longer our growth and return expectations; the inability to achieve the savings expected from global sourcing of raw materials and diversification efforts in emerging markets; the impact on cost structure and on economic conditions as a result of actual and threatened increases in trade tariffs; the impact of the current coronavirus on our global supply chain, operations and customer demand; the inability to attain expected benefits from acquisitions and the inability to effectively consummate and integrate such acquisitions and achieve synergies envisioned by the Company; market acceptance of our products; our ability to design, introduce and sell new products and related product components; the ability to redesign certain of our products to continue meeting evolving regulatory requirements; the impact of delays initiated by our customers; and our ability to increase manufacturing production to meet demand; and potential changes to future pension funding requirements. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the Company may elect to update forward-looking statements at some point in the future, the Company and management specifically disclaim any obligation to do so, even if management's estimates change.

For further information:

Ademir Sarcevic, CFO

(603) 893-9701

E-mail : InvestorRelations@Standex.com